EXHIBIT 99



FOR IMMEDIATE RELEASE                     Investor Contact:
                                          Marty Kittrell
                                          Chief Financial Officer
                                          Exide Electronics Group, Inc.
                                          (919) 872-3020

                                          Media Contact:
                                          Karin Cram
                                          Corporate Communications
                                          Exide Electronics Group, Inc.
                                          (919) 870-3239


                      EXIDE ELECTRONICS ANNOUNCES AGREEMENT
                      TO ACQUIRE DELTEC POWER SYSTEMS, INC.


      Raleigh, N.C., November 17, 1995 -- Exide Electronics Group, Inc. (NASDAQ:XUPS), the world's largest dedicated supplier of Strategic Power Management(TM) and power protection solutions, today announced that it has entered into a definitive agreement to acquire Deltec Power Systems, Inc. (Deltec) from Fiskars OY AB (Fiskars) and an affiliated company, for a purchase price of $195 million, subject to post-closing adjustment.

      Under the agreement, which has been approved by the Board of Directors of each company, Fiskars will receive approximately $157.5 million in cash and 1,875,000 shares of Exide Electronics common stock valued at $37.5 million at a fixed price of $20 per share, in exchange for all of the issued and outstanding capital stock of Deltec Power Systems, Inc. In connection with the transaction, Fiskars entered into a shareholder agreement governing certain issues with respect to its ownership of Exide Electronics common stock.
The transaction is expected to close in early 1996.

      Deltec designs, manufactures, markets, sells and services a broad line of uninterruptible power systems (UPS) products and power management software worldwide through its principal operating subsidiaries, Deltec Electronics Corp. based in San Diego, California and FPS Power Systems based in Helsinki, Finland. Deltec is one of the world's largest manufacturers of uninterruptible power systems, and is expected to have revenues of approximately $130 million in calendar year 1995. Deltec is one of the top five global providers of smaller UPS systems, which represents the fastest growing market segment.

      James A. Risher, president and chief executive officer of Exide Electronics, stated, "Deltec's products and services, coupled with Exide Electronics' Strategic Power Management and power protection solutions, result in an ideal marriage of technologies that provide customers with solutions perfectly suited to any type of UPS need. This approach of offering `customized solutions' that are truly designed to fit each customer's unique power management needs, is a key component of Strategic Power Management."

      Risher continued, "Deltec's complementary portfolio of off-line and line interactive single-phase products has been growing at an industry-leading rate similar to the growth of Exide Electronics' small systems on-line products. The combined small system business of the post-acquisition company will make Exide Electronics a leader in the fastest growing segment of the UPS industry. It will also further strengthen Exide Electronics' large systems business with additional 50 hertz products for international markets, and add to Exide Electronics' global service capabilities. In addition, Deltec's strong market position internationally and, in particular, its significant business relationships in Scandinavia, Eastern Europe and Russia dramatically enhance the number and scope of markets served by Exide Electronics outside the United States. Deltec has also developed market opportunities in the United States that closely align with our strategy. In addition, like Exide Electronics, Deltec is ISO 9000 certified at all of its principal locations."

      Risher added, "Our overall corporate strategy includes a corporate development initiative to make complementary acquisitions which build on our core strengths in the power management and power protection marketplace. We believe that Deltec provides an excellent match with our criteria, and the combined company will have unparalleled global capabilities. Deltec's management and overall organization, customer relationships, product development capabilities and power protection technologies also are an excellent fit."

      Risher concluded, "We are particularly pleased that Fiskars chose Exide Electronics as its strategic partner to rationalize its investment in this industry. With Fiskars maintaining a significant investment position and representation on our Board of Directors, we both look forward to optimizing the returns to our shareholders."

      Stig Stendahl, chief executive officer of Fiskars stated, "From Fiskars' point of view, the deal represents the ideal solution to our interest in developing our UPS business even further. The products and markets of the two companies complement each other in an excellent way and form a strong base for further expansion.

      S. G. Warburg & Co., Inc. is serving as financial advisor to Exide Electronics. Raymond James & Associates, Inc. is serving as financial advisor to Fiskars.

      Headquartered in Raleigh, N.C., Exide Electronics provides Strategic Power Management solutions to a broad range of businesses and institutions worldwide, including many Fortune 1000 companies. Exide Electronics' products are used for financial, medical, industrial, telecommunications, military, and aerospace applications -- wherever continuous power is essential to daily operations. In fiscal 1995, Exide Electronics had revenues of $391 million and pro forma net income of $13 million.